BERWYN FUND, INC.
WILMINGTON TRUST COMPANY
CUSTODY AGREEMENT




This Agreement is made as of the 17th day of February, 1994, between Berwyn Fund, Inc., a corporation organized under the laws of the Commonwealth of Pennsylvania (the "Fund"), having its principal place of business in Berwyn, Pennsylvania, and Wilmington Trust Company, a Delaware corporation (the "Custodian"), having its principal place of business in Wilmington, Delaware.

WHEREAS, the Fund is registered under the Investment Company
Act of 1940, as amended (the "1940 Act") as an open-end management investment company and offers for public sale a distinct series of shares of common stock, par value $1.00 per share;

WHEREAS, each share of common stock represents an undivided interest in the assets of the Fund, subject to the liabilities;

	WHEREAS, the Fund desires to employ the Custodian to provide custodian services; and

WHEREAS, the Custodian is willing to furnish such services to the Fund on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties hereto agree as follows:

I. 	Employment of Custodian and Property to be Held by It

The Fund hereby employs the Custodian as the custodian of its assets pursuant to the provisions of its Articles of Incorporation. The Fund agrees to deliver to the Custodian substantially all securities and cash owned by the Fund from time to time and substantially all payments of income, payments of principal or capital distributions received by it with respect to substantially all securities owned by the Fund from time to time, and the cash consideration received by the Fund for such new or treasury shares of beneficial interest ("Shares") of the Fund as may be issued or sold from time to time. The Custodian shall not be responsible for any property of the Fund held or received by the Fund and not delivered to the Custodian.


II.	Duties of the Custodian with Respect to Property of the Fund
Held by the
	Custodian

A.	Holding Securities

The Custodian shall hold, earmark and physically segregate for the account of the Fund all non-cash property, including all securities owned by the Fund, other than securities which are maintained pursuant to Section J of this Article II in a clearing agency which acts as a securities depository or in a book-entry system authorized by the U.S. Department of the Treasury and certain federal agencies, collectively referred to herein as a "Securities System."

B.		Delivery of Securities

The Custodian shall release and deliver securities held by the Custodian or in a Securities System account of the Custodian only upon receipt of proper instructions, which may be continuing instructions when deemed appropriate by the parties, and only in the following cases:

	1.	Upon sale of such securities for the account of the Fund
and receipt of payment therefor;

	2.	Upon the receipt of payment in connection with any
repurchase agreement related to such securities entered into by the Fund;

	3.	In the case of a sale effected through a Securities System,
in accordance with the provisions of Section J of this Article II;

	4.	To the depository agent in connection with tenders or other
similar offers for securities of the Fund;

	5.	To the issuer thereof, or its agent, when such securities
are called, redeemed, retired or otherwise become payable; provided that, in any such case, the cash or other consideration is to be delivered to the Custodian;

	6.	To the issuer thereof, or its agent, for registration or
re-registration pursuant to the provisions of Section C of this
Article II; or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units; provided that, in any such case, the new securities are to be delivered to the Custodian;

	7.	To the broker selling the securities for examination in
accordance with the "street delivery" custom; provided that the Custodian shall maintain procedures to ensure their prompt return to the Custodian in the event the broker elects not to accept them;

	8.	For exchange or conversion pursuant to any plan of merger,
consolidation, recapitalization, reorganization or readjustment of the securities of the issuer of securities, or pursuant to provisions for conversion contained in such securities, or pursuant to any deposit agreement; provided that, in any such case, the new securities and cash. if any, are to be delivered to the Custodian;

	9.	In the case of warrants, rights or similar securities, the
surrender thereof in the exercise, of such warrants, rights or similar securities or the surrender of interim receipts or temporary securities for definitive securities; provided that, in any such case, the new securities and cash, if any, are to be delivered to the Custodian;

	10.	For delivery in connection with any loans of securities
made by the Fund, but only against receipt of adequate collateral, as agreed upon from time to time by the Custodian and the Fund, which may be in the form of cash or obligations issued by the United States government, its agencies or instrumentalities;

	11.	For delivery as security in connection with any borrowings
by the Fund requiring a pledge of assets by the Fund against receipt of amounts borrowed;

	12.	Upon receipt of instructions from the transfer agent for
the Fund (the "Transfer Agent"), for delivery to the Transfer Agent or to holders of Shares in connection with distributions in kind in satisfaction of requests by holders of Shares for repurchase or redemption; and

	13.	For any other proper corporate purposes, but only upon
receipt of, in addition to proper instructions, a certified copy of a resolution of the Board of Directors signed by an officer of the Fund and certified by the Secretary or an Assistant Secretary, specifying the securities to be delivered, setting forth the purpose for which such delivery is to be made, declaring such purposes to be proper corporate purposes, and naming the persons to whom delivery of such securities shall be made.

C.	Registration of Securities

Securities held by the Custodian (other than bearer securities) shall be registered in the name of the Fund, or in the name of any nominee of the Fund, or of any nominee of the Custodian or in the name or nominee name of any agent or sub-custodian appointed pursuant to
Section I of Article II hereof provided the Custodian maintains a mechanism for identifying all securities belonging to the Fund, wherever held or registered. All securities accepted by the Custodian on behalf of the Fund under the terms of this Agreement shall be in "street name" or other good delivery form.

D.	Bank Accounts

Upon request by the Fund, the Custodian shall open and maintain a separate bank account or accounts in the name of the Fund, subject only to draft or order by the Custodian acting pursuant to the terms of this Agreement, and shall hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of the Fund, other than cash maintained by the Fund in a bank account established and used in accordance with Rule l7f-3 under the 1940 Act.

E.	Payment for Shares

The Custodian shall receive from the distributor of the Fund's Shares or from the Transfer Agent and deposit into the Fund's custodian account such payments as are received for Shares issued or sold from time to time by the Fund. The Custodian will provide timely notification to the Fund and the Transfer Agent of any receipt by it of cash payments for Shares.

F.	Collection of Income

The Custodian shall collect on a timely basis all income and other payments with respect to securities held hereunder to which the Fund shall be entitled either by law or pursuant to custom in the securities business and shall credit such income, as collected, to the Fund's custodian account.

G.	Payment of Fund Moneys

Upon receipt of proper instructions, which may be continuing instructions when deemed appropriate by the parties, the Custodian shall pay out moneys on behalf of the Fund in the following cases only:

	1.	Upon the purchase of securities for the account  of the
Fund, but only (a) against the delivery of such securities to the Custodian (or any bank, banking firm or trust company doing business in the United States or abroad which is qualified under the 1940 Act to act as a custodian and has been designated by the Fund or by the Custodian as its agent for this purpose) registered in the name of the Fund or in the name of a nominee of the Custodian referred to in Section C of Article II hereof or in proper form for transfer; (b) in the case of a purchase effected through a Securities System, in accordance with the conditions set forth in Section J of Article II hereof or; (c) in the case of repurchase agreements entered into between the Fund and the Custodian, or another bank, (i) against delivery of securities either in certificate form or through an entry crediting the Custodian's account at the Federal Reserve Bank with such securities and with an indication on the books of the Custodian that such securities are held for the benefit of the Fund and (ii) against delivery of the receipt evidencing purchase by the Fund of securities owned by the Custodian or other bank along with written evidence of the agreement by the Custodian or other bank to repurchase such securities from the Fund;

	2.	In connection with conversion, exchange or surrender of
securities owned by the Fund as set forth in Section B of Article II hereof,

	3.	For the redemption or repurchase of Shares as set forth in
Section H of Article II hereof,

	4.	For the payment of any expense or liability incurred by the
Fund, including, but not limited to, the following payments for the accounts of the Fund: interest, dividend disbursements, taxes, trade association dues, advisory, administration, accounting, transfer agent and legal fees, and operating expenses allocated to the Fund whether or not such expenses are to be in whole or part capitalized or treated as deferred expenses;

	5.	For the payment of any dividend declared pursuant to the
governing documents of the Fund; and

	6.	For any other proper corporate purposes, but only upon
receipt of, in addition to proper instructions, a certified copy of a resolution of the Board of Directors of the Fund signed by an officer of the Fund and certified by its Secretary or an Assistant Secretary, specifying the amount of such payment, setting forth the purpose for which such payment is to be made, declaring such purpose to be a proper corporate purpose, and naming the person or persons to whom such payment is to be made.

H.	Payments for Repurchase or Redemptions of Shares of the Fund

From funds as may be available, the Custodian shall, upon receipt of instructions from the Transfer Agent, make funds available for payment to holders of Shares who have delivered to the Transfer Agent a request for redemption or repurchase of their Shares. In connection with the redemption or repurchase of Shares, the Custodian is authorized upon receipt of instructions from the Transfer Agent to wire funds to a commercial bank designated by the redeeming shareholders.

I.	Appointment of Agents

The Custodian may at any time in its discretion appoint, but only in accordance with an applicable vote by the Directors of the Fund, and may at any time remove any other bank or trust company, which is itself qualified under the 1940 Act to act as a custodian, as its agent or sub-custodian to carry out such of the provisions of this
Article 11 as the Custodian may from time to time direct; provided, however, that the appointment of any such agent or sub-custodian shall not relieve the Custodian of any of its responsibilities or liabilities hereunder.

J.	Deposit of Fund Assets in Securities System

The Custodian may deposit and/or maintain securities owned by the Fund in a clearing agency registered with the Securities and Exchange Commission (the "SEC") under Section 17A of the Securities Exchange Act of 1934, which acts as a securities depository, or in the book-entry system authorized by the U.S. Department of the Treasury and certain federal agencies (collectively referred to herein as a "Securities System") in accordance with applicable Federal Reserve Board and SEC rules and regulations, if any, and subject to the following provisions:

	1.	The Custodian may keep securities of the Fund in a
Securities System provided that such securities are represented in an account ("Account") of the Custodian in the Securities System which shall not include any assets of the Custodian other than assets held as a fiduciary, custodian, or otherwise for customers;

	2.	The records of the Custodian with respect to securities of
the Fund which are maintained in a Securities System shall identify by book-entry those securities belonging to the Fund;

	3.	The Custodian shall pay for securities purchased for the
account of the Fund upon (i) receipt of advice from the Securities System that such securities have been transferred to the Account, and
(ii) the making of an entry on the records of the Custodian to reflect such payment and transfer for the account of the Fund. The Custodian shall transfer securities sold for the account of the Fund upon (i) receipt of advice from the Securities System that payment for such securities has been transferred to the Account, and (ii) the making of any entry on the records of the Custodian to reflect such transfer and payment for the account of the Fund. The Custodian shall furnish the Fund a monthly account statement which shall include each transfer to or from the account of the Fund, including those processed through the Securities System for the account of the Fund;

	4.	The Custodian shall have received the certificate required
by Article IX hereof; and

	5.	The Custodian shall provide the Fund with any report
obtained by the Custodian on the Securities System's accounting system, internal accounting control and procedures for safeguarding securities deposited in the Securities System; and

	6.	The Custodian shall be liable to the Fund for any direct
loss or damage to the Fund resulting from use of the Securities System to the extent caused by the negligence, misfeasance or misconduct of the Custodian or any of its agents or of any of its or their employees. In no event shall the Custodian be liable for any indirect, special, consequential or punitive damages.

K.	Segregated Accounts for Futures Commission Merchants

The Custodian may enter into separate custodial agreements with various Futures Commission Merchants ("FCM's") which the Fund uses (each an "FCM agreement"), pursuant to which the Fund's margin deposits in certain transactions involving futures contracts and options on futures contracts will be held by the Custodian in accounts (each an "FCM account") subject to the disposition by the FCM involved in such contracts in accordance with the customer contract between FCM and the Fund ("FCM contract"), SEC rules governing such segregated accounts, Commodities Futures Trading Commission ("CFTC") rules and the rules of applicable securities or commodities exchanges. Such custodial agreements shall only be entered into upon receipt of written instructions from the Fund which state that (a) a customer agreement between the FCM and the Fund has been entered into, and (b) the Fund is in compliance with all the rules and regulations of the CFTC.

Transfers of initial margin shall be made into an FCM account only upon written instructions; transfers of premium and variation margin may be made into an FCM account pursuant to oral instructions. Transfers of funds from an FCM account to the FCM for which the Custodian holds such an account may only occur upon certification by the FCM to the Custodian that pursuant to the FCM agreement and the FCM contract, all conditions precedent to its right to give the Custodian such instructions have been satisfied.

L.	Ownership Certificates for Tax Purposes

The Custodian shall execute ownership and other certificates and affidavits for all federal and state tax purposes in connection with receipt of income or other payments with respect to securities of the Fund held by it and in connection with transfers of securities.

M.	Proxies

The Custodian shall, with respect to the securities held by it hereunder, cause to be promptly executed by the registered holder of such securities, if the securities are registered otherwise than in the name of the Fund or a nominee of the Fund, all proxies, without indication of the manner in which such proxies are to be voted, and shall promptly deliver to the Fund's investment advisor (the "Advisor") such proxies, all proxy soliciting materials and all notices relating to such securities.

N.	Communications Relating to Fund Securities

The Custodian shall transmit promptly to the Advisor all written information (including, without limitation, pendency of calls and maturities of securities and expirations of rights in connection therewith) received by the Custodian from issuers of the securities held for the Fund. With respect to tender or exchange offers, the Custodian shall transmit promptly to the Advisor all written information received by the Custodian from issuers of the securities whose tender or exchange is sought and from the party (or its agents) making the tender or exchange offer. If the Advisor desires to take action with respect to any tender offer, exchange offer or any other similar transaction, the Advisor shall notify the Custodian at least five business days prior to the date on which the Custodian is to take such action.

0.	Proper Instructions

"Proper instructions" as used throughout this Article II mean a writing signed or initialed by one or more person or persons in such manner as the Directors shall have from time to time authorized. Each such writing shall set forth the transaction involved, including a specific statement of the purpose for which such action is requested. Oral instructions will be considered Proper Instructions if the Custodian reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved. The Fund shall cause all oral instructions to be confirmed promptly in writing. Upon receipt of a certificate of the Secretary or an Assistant Secretary as to the authorization by the Directors of the Fund accompanied by a detailed description of procedures approved by the Directors, Proper Instructions may include communications effected directly between electro-mechanical or electronic devices provided that the Directors and the Custodian are satisfied that such procedures afford adequate safeguards for the assets of the Funds. All references to actions of or by Directors or the Board of Directors herein shall require action by such Directors acting as a board or formally constituted group and not individually.

P.	Actions Permitted Without Express Authority

The Custodian may in its discretion, without express authority from the Fund:

	1.	make payments to itself or others for minor expenses of
handling securities or other similar items relating to its duties under this Agreement, provided that all such payments shall be accounted for to the Fund;

	2.	surrender securities in temporary form for securities in
definitive form;

	3.	endorse for collection, in the name of the Fund, checks,
drafts and other negotiable instruments; and

	4.	in general, attend to all non-discretionary details in
connection with the sale, exchange, substitution, purchase, transfer and other dealings with the securities and property of the Fund except as otherwise directed by the Fund or the Board of Directors of the Fund.

Q.	Evidence of Authority

The Custodian shall be protected in acting upon any instruction, notice, request, consent, certificate or other instrument or paper reasonably believed by it to be genuine and to have been properly executed by or on behalf of the Fund. The Custodian may receive and accept a certified copy of a vote of the Board of Directors of the Fund as conclusive evidence (a) of the authority of any person to act in accordance with such vote, or (b) of any determination or of any action by the Board of Directors pursuant to the Articles of Incorporation as described in such vote, and such vote may be considered as in full force and effect until receipt by the Custodian of written notice to the contrary.

III.	Duties of Custodian with Remect to Books of Respect

The Custodian shall cooperate with and supply necessary information to the entity or entities appointed by the Board of Directors to keep the books of account of the Fund. If so instructed in writing, which written instructions shall be transmitted to the Custodian reasonably in advance of the date on which it is to act, the Custodian shall supply quotations for all portfolio securities, to the extent reasonably available, to the entity or entities appointed by the Board of Directors to compute the net asset value per share of the outstanding shares of the Fund on each day on which such net asset value per share is to be computed under the Fund's Articles of Incorporation.

IV.	Records

The Custodian shall create and maintain all records relating to its activities and obligations under this Agreement in such manner as will meet the obligations of the Fund under the 1940 Act, including, without limitation, Section 31 thereof and Rules 3la-1 and 3la-2 thereunder. All such records shall be property of the Fund and shall at all times during the regular business hours of the Custodian be open for inspection by duly authorized officers, employees or agents of the Fund and employees and agents of the SEC. The Custodian shall, at the Fund's request, supply the Fund with a tabulation of securities owned by the Fund and held by the Custodian and shall, when requested to do so by the Fund and for such compensation as shall be agreed upon between the Fund and the Custodian, include certificate numbers in such tabulations.

V.	Opinion of Fund's Independent Accountant

The Custodian shall take all reasonable action to obtain from year to year favorable opinions from the Fund's independent accountants with respect to its activities hereunder in connection with the preparation of the Fund's Form N-lA, as the Fund may from time to time request, and the Fund's Form N-SAR or other annual or semiannual reports to the SEC and with respect to any other requirements of the SEC.

VI.	Reports to Fund by Auditors

The Custodian shall provide the Fund, at such times as the Fund may reasonably require, with reports by its internal or independent auditors on the accounting system, internal accounting control and procedures for safeguarding securities, including reports as are available on securities deposited and/or maintained in a Securities System, relating to the services provided by the Custodian under this Agreement; such reports, which shall be of sufficient scope and in sufficient detail as may reasonably be required by the Fund, to provide reasonable assurance that any material inadequacies would be disclosed, shall state in detail material inadequacies disclosed by such examination, and if there are no such inadequacies, shall so state.

VII.	Compensation of Custodian

For the services the Custodian provides under this Custody Agreement, the Custodian shall be entitled to reasonable compensation as agreed to between the Fund and the Custodian from time to time. Until agreed otherwise, the compensation shall be as set forth on Schedule A attached hereto and made part hereof, as such schedule may be amended from time to time.

Provided that this Agreement is continued in accordance with Article IX hereof, the fee schedule set forth in Schedule A hereto is subject to an annual review and adjustment process. In no event, however, will the rate of any fee determined solely by the Custodian as set forth on Schedule A be increased in excess of ten percent (10%) per annum. Because the Custodian has no control over costs and fees paid for certain out-of-pocket expenses for services and/or products provided by outside vendors, the Custodian cannot represent that those expenses will not increase in excess of ten percent (10%) per annum.

VIII.	Responsibility of Custodian/Indemnification

So long as and to the extent that it has exercised reasonable care, the Custodian shall not be responsible for the title, validity or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Agreement and shall be held harmless in acting upon any notice, request, consent, certificate or other instrument reasonably believed by it to be genuine and to be signed by the proper party or parties.

The Custodian shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

The Custodian shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement but shall be liable only for its own negligent or bad faith acts or failures to act. The Fund shall indemnify the Custodian and hold it harmless from and against all claims, liabilities and expenses (including attorneys' fees) which the Custodian may suffer or incur on account of being Custodian hereunder, except to the extent such claims, liabilities and expenses are caused by the Custodian's own negligence or bad faith. Notwithstanding the foregoing, nothing contained in this paragraph is intended to nor shall it be constructed to modify the standards of care and responsibility set forth in Section I of Article II hereof with respect to subcustodians and in Section J(6) of Article II hereof with respect to the Securities System. The provisions of this paragraph shall survive termination of this Agreement.

If the Fund requires the Custodian to take any action with respect to securities, which action involves the payment of money or which action may, in the reasonable opinion of the Custodian, result in the Custodian or its nominee being liable for the payment of money or incurring liability of some other form, the Fund, as a prerequisite to requiring the Custodian to take such action, shall provide indemnity to the Custodian in an amount and form satisfactory to it.

IX.	Effective Period, Termination and Amendment

This Agreement shall become effective as of the date hereof, and unless terminated as provided, shall continue in force for one (1) year from the date of its execution and thereafter from year to year, provided continuance after the one (1) year period is approved at least annually by either the vote of a majority of the Directors of the Fund or by the vote of a majority of the outstanding voting securities of the Fund. As used in this Article IX, the term "vote of a majority of the outstanding voting securities" shall have the meaning specified in the 1940 Act and the rules enacted thereunder as now in effect or as hereafter amended. This Agreement may at any time be terminated on ninety (90) days' written notice by either party; provided that the Fund shall not amend or terminate this Agreement in contravention of any applicable federal or state regulations, or any provision of the Articles of Incorporation, and further provided, that the Fund may at any time by action of its Directors (i) substitute another bank or trust company for the Custodian by giving notice as described above to the Custodian, or (ii) immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Custodian by the applicable federal regulator or, (iii) upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

Upon termination of the Agreement, the Fund shall pay the Custodian any fees due and owing and any fees incurred as a result of the termination transfer of assets, and shall reimburse the Custodian for all costs, expenses and disbursements that are due as of the date of such termination. The provisions of this paragraph shall survive termination of this Agreement.

X.	Successor Custodian

If a successor custodian is appointed by the Directors of the Fund, the Custodian shall, upon termination, deliver to such successor custodian at the office of the Custodian, duly endorsed and in the form for transfer, all securities and other assets of the Fund then held by it hereunder. The Custodian shall also deliver to such successor custodian copies of such books and records relating to the Fund as the Fund and Custodian may mutually agree.

In the event that no written order designating a successor custodian or certified copy of a vote of the Board of Directors shall have been delivered to the Custodian on or before the date when such termination shall become effective, then the Custodian shall have the right to deliver to a bank or trust company doing business in either the state in which the Fund or the Custodian maintains its principal place of business, and having an aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than $25,000,000, all securities, funds and other properties held by the Custodian and all instruments held by the Custodian relative thereto and all other property held by it under this Agreement. Thereafter, such bank or trust company shall be the successor of the Custodian under this Agreement. The Custodian shall, in like manner, upon receipt of a certified copy of a vote of the Directors of the Fund, deliver at the office of the Custodian such securities, funds and other properties in accordance with such vote.

In the event that securities, funds and other properties remain in the possession of the Custodian after the date of termination hereof owing to failure of the Fund to procure the certified copy of vote referred to, or of the Board of Directors to appoint a successor custodian, the Custodian shall be entitled to fair compensation for its services during such period as the Custodian and retain possession of such securities, funds and other properties and the provisions of this Agreement relating to the duties and obligations of the Custodian shall remain in fall force and effect.

X1.	Interpretive and Additional Provisions

In connection with the operation of this Agreement, the Custodian and the Fund may from time to time agree on such provisions interpretive of, or in addition to, the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in writing signed by both parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of the Articles of Incorporation of the Fund. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

XII.	Delaware Law to Apply

This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefits of the parties hereto and their respective successors.

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on behalf by its duly authorized representative and its seal to be hereunder affixed as of the date first written above.

							BERWYN FUND, INC.

									By:                Robert
E. Killen
									      President

						WILMINGTON TRUST COMPANY

							By:               David
P. Fontello
								     Vice President


SCHEDULE A
BERWYN FUND, INC.

FEE SCHEDULE



	For the services Wilmington Trust Company (the "Custodian") provides under this Custody Agreement, the Fund agrees to pay the Custodian a fee payable monthly expressed as follows:

Berwyn Fund, Inc.			An annual fee based upon the
daily average net
						assets as follows:

						.02 % on the first $50 million

						.015% on the assets in excess of
$50 million

						subject to a minimum fee of $500
per month,

						plus $15 per purchase, sale or
maturity of a
						portfolio security,

						plus all out-of-pocket expenses.



2